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                                                            Exhibit 99.1

        DAN RIVER INC. RECEIVES COURT APPROVAL OF FIRST DAY MOTIONS

    Court Grants Interim Approval of Debtor-in-Possession Financing and
        Authorizes Continued Payment of Employee Wages and Benefits


Danville, Va., April 1, 2004 - Dan River Inc. (Other OTC: DVER.PK), reported today that it received interim Court approval of a $145 million debtor-in-possession (DIP) credit facility to fund its operations going forward. The Company also received interim approval of a number of other "first day motions" from the U.S. Bankruptcy Court for the Northern District of Georgia.

On March 31, 2004, Dan River filed a voluntary petition to restructure under Chapter 11 of the U.S. Bankruptcy Code. On April 1, 2004, the Bankruptcy Court approved several of the Company's "first day motions" that are intended to support the Company's employees, customers and vendors, and provide other forms of operational and financial stability as Dan River proceeds with its financial restructuring. With respect to employees, the "first day orders" entered by the Bankruptcy Court authorize payment of pre-petition and post-petition wages, salaries, commissions, vacation pay, life insurance, medical, dental, and other qualified benefits.

The Court also granted interim approval of a new $145 million debtor-in-possession (DIP) credit facility which is being provided by a group of banks led by Deutsche Bank Trust Company Americas. Up to $40 million of the facility is available during the interim period. The DIP financing, combined with the Company's cash from operations, is expected to provide sufficient funding for the Company's operations during the Chapter 11 process. A hearing for final approval of the DIP facility is scheduled for April 27, 2004.

"We are pleased with the prompt approval by the Bankruptcy Court of our `first day motions,' which will enable the Company to continue to operate without interruption and meet normal business obligations," said Joseph J. Lanier, Jr., Chairman and CEO of Dan River. "Moreover, these actions will allow us to remain focused on serving customers, which will continue to be our top priority during the Chapter 11 restructuring."

Lanier continued, "We are extremely grateful for the overwhelming support we've received from our customers, our vendor partners and especially our employees. Judging from the calls and other communications we've been
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receiving, it is clear that there are a lot of people who are willing to go the extra mile to help make sure we come through this process a stronger and healthier company."

Lanier said that Dan River's operations have continued without interruption and customer needs have been met. "Our operations continue to function normally and we are maintaining our commitment to provide quality goods and services to our customers."

More information about Dan River's Chapter 11 case is available on the Company's website, http://www.danriver.com, or at http://www.bmccorp.net/ danriver. The case has been assigned to the Honorable Judge W. Homer Drake, Jr. under case number 04-10990. Information on the case can also be obtained on the Bankruptcy Court's web site with Pacer registration: http://www.ganb.uscourts.gov.

Dan River Inc. is a leading manufacturer and marketer of textile products for the home fashions, apparel fabrics and industrial textiles markets. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows, and draperies for the adult, juvenile, and institutional markets. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton blend fabrics for apparel. Additionally, Dan River manufactures and markets specialty engineered textile products used in making high-pressure hoses and other industrial products.
FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ. There can be no assurance that the Company's restructuring will be successful. The Company's results of operations could be materially and adversely affected by numerous market and industry factors outside of its control; in particular, further weakening of demand for the Company's products could have an adverse effect on its operating results. Additional factors related to its restructuring efforts that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: the Company's ability to obtain final court approval for its DIP facility; restrictions which might be imposed by the court in relation to the Company's motions filed with the bankruptcy court; the ability of the
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Company to meet requirements imposed by the lenders under the Company's DIP facility; risks associated with third parties seeking and obtaining court approval to terminate or shorten plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts and licenses that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to attract and retain customers; and the ability of the Company to attract, retain and compensate key executives. Additional risks associated with the Company's business are detailed in its annual report on Form 10-K filed with the SEC on February 21, 2003.